UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): November 4, 2013
Kennametal Inc.
(Exact Name of Registrant as Specified in Its Charter)
Pennsylvania                 1-5318                25-0900168
(State or Other Jurisdiction of Incorporation)      (Commission File Number)     (IRS Employer Identification No.)
World Headquarters
1600 Technology Way
P.O. Box 231
Latrobe, Pennsylvania                                 15650-0231
(Address of Principal Executive Offices)                             (Zip Code)
Registrant’s telephone number, including area code: (724) 539-5000
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01, Completion of Acquisition or Disposition of Assets
On November 4, 2013, Kennametal Inc. (the "Company") completed the acquisition (“Acquisition”) of the Tungsten Materials Business (the “Business”) of Allegheny Technologies Incorporated (“ATI”) which includes all of the assets of TDY Industries, LLC, (“TDY”), a wholly owned subsidiary of ATI, used or held for use by TDY in connection with the Business; and all of the shares of TDY Limited and ATI Holdings SAS, both wholly owned subsidiaries of ATI (the “Share Sellers” together with TDY, collectively the “Sellers”) for a purchase price of approximately of approximately $605 million pursuant to the Purchase Agreement by and among the Company and the Sellers identified therein, dated as of September 13, 2013 (“Purchase Agreement”) as described in the Current Report on Form 8-K filed by the Company on September 16, 2013.
The Company has funded the Acquisition through existing credit facilities and operating cash flow.
The foregoing description of the Purchase Agreement is a summary, does not purport to be a complete description, and is qualified in its entirety by reference to the Purchase Agreement, a copy of which was filed as Exhibit 2.1 to the Quarterly Report on Form 10-Q for the quarter ending September 30, 2013, which was filed on November 7, 2013.
The Company has determined that it is not required to file separate audited financial statements of the Business under Rule 3-05 of Regulation S-X or pro forma financial information relating to the acquisition of the Business under Rule 11-01 of Regulation S-X.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KENNAMETAL INC.

Date: November 8, 2013	By:	/s/ Kevin G. Nowe
Kevin G. Nowe
Vice President, Secretary and General Counsel